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                                                                    EXHIBIT 99.1


         EZCORP ANNOUNCES CREDIT SERVICES PRODUCT IN 177 TEXAS LOCATIONS


AUSTIN, TEXAS (JULY 14, 2005) -- EZCORP, Inc. (Nasdaq: EZPW) announced today that it will begin offering a new credit services product in 177 of its Texas locations.

In March 2001, EZCORP introduced short-term non-collateralized loans, often referred to as payday loans, into its pawnshops. In July 2003, EZCORP opened its first two "mono-line" payday loan stores, offering only payday loans, under the brand EZMoney Payday Loan. EZCORP now has 203 EZMoney Payday Loan stores in Texas, Oklahoma, Colorado, Florida and Alabama.

Effective July 15, 2005, the 177 EZMoney stores located in Texas, which have been marketing payday loans for County Bank, will cease providing these services. These locations have been registered as a Credit Services Organization under the Texas Credit Services Organization Act and will provide fee-based advice and assistance to consumers in obtaining loans from an unaffiliated lender.

Commenting on this change, Joe Rotunda, President and CEO, stated, "Consumers should have a choice of various financial services and products to satisfy their short-term need for cash. We are excited about the opportunity this new product provides to better serve our customers in Texas."

EZCORP meets the short-term cash needs of the cash and credit constrained consumer by offering convenient, non-recourse loans collateralized by tangible personal property, commonly known as pawn loans, and short-term non-collateralized loans, often referred to as payday loans. In addition, the Company provides fee-based credit services for customers seeking loans. The Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. As of June 30, 2005, the Company operated 280 EZPAWN and 203 EZMONEY stores.

This announcement contains certain forward-looking statements regarding EZCORP, Inc. and its subsidiaries' (collectively the "Company") business, prospects and expected performance for future periods. Actual results may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company's services and merchandise, actions of third parties who offer services and products in the Company's locations, changes in regulatory environment, and other factors periodically discussed in the Company's annual, quarterly and other reports filed with the Securities and Exchange Commission.

For additional information, contact Dan Tonissen at (512) 314-2289.